Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Blonder Tongue Laboratories, Inc. on Form S-3 of our report dated April 13, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Blonder Tongue Laboratories, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 appearing in the Annual Report on Form 10-K of Blonder Tongue Laboratories Inc. for the year ended December 31, 2019. Our report on the consolidated financial statements refers to a change in the method of accounting for leases, effective January 1, 2019, due to the adoption of the guidance in ASC 842, Leases, as amended, using the modified retrospective approach. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

January 13, 2021